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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2004

MERCER INTERNATIONAL INC.
(Exact name of Registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	000-9409 (Commission File Number)	91-6087550 (I.R.S. Employer Identification No.)

14900 Interurban Avenue South, Suite 282, Seattle, WA 98168
(Address of Office)

(206) 674-4639
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 22, 2004, Mercer International Inc. ("Mercer"), its wholly owned subsidiary 0706906 B.C. Ltd. (the "Purchaser"), and KPMG Inc. ("KPMG") in its capacity as receiver of all of the assets and undertakings of Stone Venepal (Celgar) Pulp Inc. ("Celgar") entered into a definitive asset purchase agreement (the "Purchase Agreement") pursuant to which the Purchaser will acquire (the "Acquisition") substantially all of the assets of Celgar from KPMG. The assets of Celgar are comprised primarily of an NBSK pulp mill located at Castlegar, British Columbia. The pulp mill has an annual production capacity of approximately 430,000 tonnes of NBSK pulp. The purchase price for the Acquisition is $210 million of which $170 million is payable in cash and $40 million is payable in shares of Mercer's stock, plus an amount for the defined working capital of Celgar on closing of the Acquisition.

The Purchase Agreement contains customary representations and warranties, closing and termination provisions. The closing of the Acquisition, which Mercer expects to occur by the first part of 2005, is subject to the satisfaction of a number of conditions customary for transactions of this nature, including receipt of certain regulatory approvals including: the expiration or earlier termination of the applicable statutory waiting periods under the Competition Act (Canada) and the Hart-Scott-Rodino Antitrust Improvements Act of 1976; a determination that the transaction is of net benefit under the Investment Canada Act; and the receipt of a vesting order from the applicable court vesting title to the purchased assets in the Purchaser.

The Acquisition is also subject to Mercer securing satisfactory financing (the "Financing") and closing occurring on or before February 28, 2005 with an extension available in certain circumstances.

The foregoing description does not purport to be a complete statement of the parties' rights and obligations under the Purchase Agreement and the transactions contemplated by the Purchase Agreement. The foregoing description is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached to this Current Report as Exhibit 2.1 and is incorporated herein by reference.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

Pursuant and subject to the terms and conditions of the Purchase Agreement including, without limitation, the prior completion of the Financing, as part of the purchase consideration for the Acquisition, on closing Mercer will issue to KPMG, or to the two secured lenders of Celgar or their respective affiliates, $40 million of shares of beneficial interest of Mercer. These shares will be issued at a price equal to the greater of: (a) U.S.$7.75; and (b) the amount determined by dividing the aggregate sale price of all shares sold on the Nasdaq National Market during the period of 20 consecutive trading days ending on the fifth business day prior to the closing of the Acquisition by the total number of shares sold on the Nasdaq National Market during such period. However, if such calculated share price is equal to or greater than U.S.$9.50, the share price will be U.S.$9.50.

The Mercer shares to be issued as part of the purchase consideration for the Acquisition will be issued in reliance on Rule 144A or such other applicable exemptions from registration as may be available. These shares have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent such registration or exemption therefrom. Pursuant to the terms of the Purchase Agreement, Mercer has agreed to use its commercially reasonable efforts to have declared effective a registration statement to register such shares within 180 days of the closing of the Acquisition.

ITEM 7.01 REGULATION FD DISCLOSURE

On November 23, 2004, Mercer issued a news release announcing the execution of the asset purchase agreement. A copy of the news release is furnished herewith as Exhibit 99.1 to this Current Report.

The information contained in this Item 7.01 shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)
Financial Statements

  The Company will file the financial statements required by Item 9.01(a) of Form 8-K by an amendment to this Current Report on Form 8-K no later than 71 days after the date that this Current Report on Form 8-K must be filed.

(b)
Pro Forma Financial Information

  The Company will file the pro forma financial information required by Item 9.01(b) by an amendment to this Current Report on Form 8-K no later than 71 days after the date that this Current Report on Form 8-K must be filed.

(c)
Exhibits

Exhibit No.	Description
2.1	Asset Purchase Agreement by and among Mercer International Inc., 0706906 B.C. Ltd. and KPMG Inc. as receiver of all of the assets and undertakings of Stone Venepal (Celgar) Pulp Inc. dated November 22, 2004.
99.1	News Release dated November 23, 2004 (furnished under Item 7.01).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCER INTERNATIONAL INC.

/s/ David M. Gandossi
David M. Gandossi Chief Financial Officer

Date: November 23, 2004

MERCER INTERNATIONAL INC.
FORM 8-K
EXHIBIT INDEX

Exhibit No.	Description
2.1	Asset Purchase Agreement by and among Mercer International Inc., 0706906 B.C. Ltd. and KPMG Inc. as receiver of all of the assets undertakings of Stone Venepal (Celgar) Pulp Inc. dated November 22, 2004.
99.1	News Release dated November 23, 2004 (furnished under Item 7.01).

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SIGNATURES
MERCER INTERNATIONAL INC. FORM 8-K EXHIBIT INDEX